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Exhibit 10.2

FIRST AMENDMENT
OF
EMPLOYMENT AGREEMENT OF PATRICK J. MOORE

        This Amendment Agreement (the "Amendment") is effective as of January 4, 2002 (the "Amendment Date"), as to the Employment Agreement (the "Agreement") by and between Smurfit-Stone Container Corporation (the "Company"), and Patrick J. Moore (the "Executive").

        WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of April 1, 1999 (the "Employment Agreement"); and

        WHEREAS, the Company has promoted the Executive to the position of Chief Executive Officer; and

        WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to reflect the Executive's promotion and the other terms and conditions of his employment;

        NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Amendment, the Company and the Executive hereby agree to amend the Employment Agreement, effective as of January 4, 2002, as follows:

        1.    By substituting the title "President and Chief Executive Officer" following for the title "Vice President and Chief Financial Officer" each place where the latter title appears in the Employment Agreement, and substituting the following for Section 1 of the Employment Agreement:

          "1.    Employment.    The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as President and Chief Executive Officer. During the Employment Term (as hereinafter defined), Executive will have the title, status and duties of President and Chief Executive Officer and will report directly to the Company's Board of Directors (the "Board'). The Company shall also nominate the Executive to serve on the Board; provided that, in the event of Executive's employment termination for any reason, the Executive shall contemporaneously resign from the Board."

        2.    By substituting the following for Section 3(a) of the Employment Agreement:

          "(a) The Executive will perform duties assigned by the Board from time to time; provided that the Executive shall not be assigned tasks inconsistent with those of President and Chief Executive Officer."

        3.    By substituting the following for Section 4(a) of the Employment Agreement:

          "(a)    Base Salary.    The Company shall pay the Executive at an annual base salary ("Base Salary") of one million dollars ($1,000,000.00). The Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive's performance and Base Salary annually in January of each year, and determine whether to adjust the Executive's Base Salary on a prospective basis. The first review shall be in January 2003. Such adjusted annual salary then shall become the Executive's "Base Salary" for purposes of this Agreement. The Executive's annual Base Salary shall not be reduced after any increase, without the Executive's consent. The Company shall pay the Executive's Base Salary according to payroll practices in effect for all senior executive officers of the Company."

        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION
/s/ PATRICK J. MOORE PATRICK J. MOORE
	By:	/s/ CHARLES A. HINRICHS Charles A. Hinrichs
	Its:	Vice President & Chief Financial Officer

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  Exhibit 10.2